FOR IMMEDIATE RELEASE

American Real Estate Partners, L.P. Announces Lear-AREP Deal Not Approved

New York, N.Y., July 16, 2007 - American Real Estate Partners, L.P. [NYSE:  ACP] (“AREP”) today announced that the stockholders of Lear Corp. [NYSE:  LEA] (“Lear”) have not approved the proposed merger of AREP's subsidiary with Lear. As a result AREP's merger agreement with Lear has terminated.

Mr. Icahn stated that he respects the vote of the Lear stockholders. However, he stated that considering that AREP offered over twice the price that Lear stock traded at approximately one year ago, he believes that AREP offered a full and fair price. Mr. Icahn stated that he and his affiliates continue to be large stockholders of Lear and that he wishes the company well.

About AREP

American Real Estate Partners, L.P. (“AREP”), a master limited partnership, is a diversified holding company engaged in three primary business segments:  Gaming, Real Estate and Home Fashion.  AREP is traded on the New York Stock Exchange under the symbol [ACP].  To learn more about AREP, please visit the Internet at http://www.arep.com

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP’s ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Andrew Skobe
American Real Estate Partners, L.P.
(212) 702-4300